Exhibit 14

CODE OF ETHICS
FOR SENIOR FINANCIAL OFFICERS
OF
FORCE FUELS, INC.

This Code of Ethics for Senior Financial Officers of Force Fuels, Inc. (the “Company”) has been adopted by the Board of Directors of the Company to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules and regulations by the Company’s senior officers who have financial responsibilities.  This Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Principal Accounting Officer, and Controller (the “Senior Financial Officers”).

Compliance with Rules and Regulations

The Company is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics.  This Code of Ethics does not detract from any other policies or procedures of the Company that may apply, and does not detract from the responsibility of Senior Financial Officers to create a culture of high ethical standards and commitment to compliance, maintain a work environment that encourages employees to raise concerns, and promptly address employee compliance concerns.

Conflict of Interests

In order to maintain the highest degree of integrity in the conduct of the Company’s business, each Senior Financial Officer must avoid any activity of personal interest that creates or appears to create a conflict between his or her interests and the interests of the Company.  A conflict of interests occurs when a person’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole.  Each Senior Financial Officer should conduct the Company’s business in an honest and ethical manner, and never act in a manner that would cause him or her to lose his or her objectivity and desire to serve the best interests of the Corporation and its stockholders.

Conflict of interests include, but are not limited to, the following examples:
  having an ownership interest in, being employed by or serving as a director of an entity that competes with the Company, does business with the Company, such as a customer, supplier or business partner, or receives charitable contributions made by the Company;
  participating in a joint venture, partnership or other business arrangement or investment with the Company;
  conducting Company business with a family member or taking any business action that improperly benefits a family member; and
  receiving improper personal benefits as a result of the Senior Financial Officer position in the Company.
Before a Senior Financial Officer makes any investment, accepts any position or benefits or participates in any transaction or business arrangement that creates or appears to create a conflict of interests, such Senior Financial Officer must obtain the written approval of the Company’s Board of Directors in each specific instance.

Accurate and Timely Periodic Reports

As a public company, the Company is required to file various periodic reports with the Securities and Exchange Commission.  The Company is committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports and documents that the Company files, or submits to, the Securities and Exchange Commission and applicable exchange commissions and in other public communications made by the Company.  Specifically, the Company shall:

(i)	maintain accurate books and records that fully, fairly and accurately reflect the Company’s financial information and reporting of transactions;

(ii)
ensure that the financial statements and other financial information included in periodic reports is prepared in accordance with generally accepted accounting principles and fairly presents in all material respects the financial condition, results of operations and cash flows of the Company;

(iii)	maintain disclosure controls and procedures designed to ensure that material information relating to the Company is made known to management on a timely and accurate basis;

(iv)
maintain internal controls and procedures for financial reporting designed to provide reasonable assurances that the Company’s financial statements are fairly presented in conformity with generally accepted accounting principles;

(v)	prohibit the establishment of any undisclosed or unrecorded funds or assets;

(vi)	disclose material off-balance sheet transactions in compliance with applicable laws and regulations; and

(vii)	otherwise present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

Reporting any Illegal or Unethical Behavior

Each Senior Financial Officer has a duty to adhere to this Code and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures.  Senior Financial Officers are required to report to the Company’s Board of Directors any observed violations of this Code or any other illegal or unethical behavior or, when in doubt, to consult the Company’s legal counsel about the best course of action in a particular situation.

It is the policy of the Company not to allow retaliation for reports of violations of this Code or any other illegal or unethical behavior by any employee made in good faith.  All Senior Financial Officers are expected to cooperate in internal investigations of misconduct.

Accountability

Each Senior Financial Officer shall be accountable for his or her adherence to this Code.  The Company’s Board of Directors is authorized to take disciplinary measures for any violation of this Code, up to and including termination of service.

Disclosure of Policy

On the Company’s website, the Company will publicly disclose this Code, as may be amended from time to time, along with any material departure from a provision of this Code or any failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to a Senior Financial Officer.

Modifications of the Code

Changes in this Code of Ethics may be made only by the Company’s Board of Directors.